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                                                                   Exhibit 99.1


                         INDEPENDENT ACCOUNTANT'S REPORT


To the Board of Directors of Fifth Third Bank and
Harris Trust and Savings Bank, Trustee

We have examined the accompanying management assertion (Attachment A) about Fifth Third Bank's (the "Bank") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for standards I4, III3, III4, III6, V2, V3, V4, VII1 which are not applicable, as of December 31, 1996 and for the period from September 25, 1996 to December 31, 1996, pursuant to the Pooling and Servicing Agreement dated as of September 25, 1996. Management is responsible for the Bank's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable minimum servicing standards and performing such other procedures as we consider necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with minimum servicing standards.

In our opinion, management's assertion that the Bank complied with the applicable aforementioned minimum servicing standards as of December 31, 1996 and for the period from September 25, 1996 to December 31, 1996 is fairly stated, in all material respects.


/s/ Deloitte & Touche, LLP
Cincinnati, Ohio
March 7, 1997


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                                                                   Attachment A


March 5, 1997

Deloitte & Touche, LLP
250 East Fifth Street
P.O. Box 5340
Cincinnati, Ohio  45201-5340


As of December 31, 1996 and for the period from September 25, 1996 to December 31, 1996, Fifth Third Bank (the "Bank") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, to the extent that such servicing standards are applicable to the servicing obligations pursuant to the Pooling and Servicing Agreement dated as of September 25, 1996.

Due to the nature of the above mentioned trust, minimum servicing standards I4, III3, III4, III6, V2, V3, V4, VII1 are not applicable and, accordingly, the Bank has not made an attempt to comply with those standards.

Sincerely,

Fifth Third Bank


/s/ P. Michael Brumm
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P. Michael Brumm, Executive Vice President

/s/ Roger Dean
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Roger Dean, Controller